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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF THE UNIMARK GROUP, INC.

1.   Unimark Foods, Inc., a Texas corporation

2.   Unimark International, Inc., a Texas corporation

3. Industrias Citricolas de Montemorelos, S.A. de C.V., a company organized under the laws of Mexico

4. Grupo Industrial Santa Engracia, S.A. de C.V., a company organized under the laws of Mexico

5.   Les Produits Deli-Bon Inc., a Canadian corporation

6.   Simply Fresh, Inc., a California corporation